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                                                                    EXHIBIT 23.1


                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors and Stockholders
theglobe.com, inc.:


The audits referred to in our report dated April 16, 1998, except for note 9, which is as of July 22, 1998, included the related financial statement schedule as of December 31, 1997, and for the period from May 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.


                                        KPMG PEAT MARWICK LLP


New York, New York
November 12, 1998